Exhibit 99.03

MIDASPLAYER INTERNATIONAL HOLDING COMPANY P.L.C.

AND

[—]

INDIVIDUAL OPTION AGREEMENT

(U.S. [Executive/Employee/Director])

CONTENTS

1	DEFINITIONS	3
2	GRANT OF OPTION	7
3	MANNER OF EXERCISE OF OPTIONS	8
4	TAXATION MATTERS	9
5	TAKEOVERS, LISTINGS, ASSET SALES AND LIQUIDATIONS	10
6	VARIATION OF SHARE CAPITAL	12
7	EXCHANGE OF SHARES FOR SHARES OF ANOTHER COMPANY	12
8	POWER OF ATTORNEY	13
9	MARKET STANDOFF	15
10	MISCELLANEOUS	16

OPTION AGREEMENT DATE [—]

BETWEEN:

(1)	MIDASPLAYER INTERNATIONAL HOLDING COMPANY P.L.C., company number C40465, a public limited company whose registered office is at Aragon House Business Centre, Dragonara Road, St Julian’s, STJ 3140, Malta (the “Company”) and;

(2)	[—] of [—] (the “Executive”).

RECITALS

(A)	The Executive is a key employee and/or director within the Group at the date of this agreement.

(B)	The Company wishes to grant to the Executive an option to acquire Shares (as defined in this agreement) upon and subject to the terms of this agreement.

1	DEFINITIONS

1.1	In this agreement the following words and expressions shall have the following meanings and, unless the context requires otherwise (or the term is otherwise defined herein) the terms defined in the Articles shall have the same meanings in this agreement:

“Acquiring Company”

means a company which acquires shares in the capital of the Company pursuant to a Sale;

“Articles”

means the articles of association of the Company in effect from time to time;

“Asset Sale”

means the disposal by any one or more members of the Group of assets (whether together with associated liabilities or otherwise and as part of an undertaking or otherwise) which represent 50% or more (by book value) of the consolidated gross assets of the Group at that time but excluding any such disposal to another member of the Group;

“Auditors”

means the auditors for the time being of the Company (acting as experts and not as arbitrators);

“Board”

means the board of directors of the Company or a duly constituted committee thereof;

“Code”

means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder;

“Date of Exercise”

means the date on which the Company receives both the written notice and any payment (if required) referred to in Clause 3.1;

“Dealing Code”

means any code or regulations adopted by any relevant listing authority or stock exchange which restricts dealings in securities issued by the Company and/or such other rules and regulations adopted by the Company which govern dealing in Shares, interests in Shares, options or rights over Shares or interests in Shares;

“Effective Date”

[—];

“Eligible Person”

means any individual who is an employee or director of a member of the Group;

“Exercise Price”

means the sum of [—] per Option Share, adjusted if appropriate pursuant to Clause 6;

“Good Leaver”

means the Executive ceasing to be an employee and/or director of any member of the Group:

(a)	as a result of his death, permanent incapacity due to ill health or retirement in accordance with his contract of employment; or

(b)	due to dismissal of the Executive by the Company or any member of the Group without notice or payment in lieu in circumstances where the Company or other member of the Group is not entitled to summarily dismiss; or

(c)	in circumstances where the Board determines (subject to the Investor Director voting in favour of such determination) in its absolute discretion the Executive to be a Good Leaver;

“Grant Date”

[—];

“Group”

has the meaning given in the Articles and “member of the Group” shall be construed accordingly;

“HMRC”

means HM Revenue & Customs (or any other taxation or other authority in any other jurisdiction, as applicable);

“Investor Director”

has the meaning given in the Articles;

“ITEPA”

means the Income Tax (Earnings and Pensions) Act 2003;

“Liquidation”

whether voluntary or compulsory, means the passing of a resolution for the winding-up of the Company;

“Listing”

means:

(a)	the admission of all or any of the shares in the capital of the Company to trading on a market for listed securities designated by the Financial Markets Act (Cap. 345 of the laws of Malta) as a Recognized Investment Exchange (as defined in the Articles), together with the admission of such shares to the relevant Official List (as defined in the Articles); or

(b)	if the Investors (as defined in the Articles) in their absolute discretion so determine, the admission of such shares to, or to trading on, any other market wherever situated together, if necessary, with the admission of such shares to listing on any official or otherwise prescribed list maintained by a competent or otherwise prescribed listing authority;

“Market Value”

means on any day the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 or, if the Shares are quoted on the official list of a Recognized Investment Exchange, the average of the middle market quotations of a Share as derived from the relevant Official List for the three immediately preceding dealing days;

“Option”

means the right to acquire Shares granted under this agreement;

“Option Shares”

means the [—] Shares which are the subject of the Option;

“Sale”

has the meaning given in the Articles, save that unless the Board (and the Investor Director) determine otherwise, it shall not constitute a Sale where the person (or Connected Persons or group of persons Acting in Concert (as defined in the Articles)) acquiring or obtaining shares in the circumstances giving rise to the “Sale” are (in the reasonable opinion of the Board) Apax entities;

“Share”

means a D1 Ordinary Share of €0.000149 in the capital of the Company (or such other nominal value as may be determined by the Company in general meeting from time to time);

“Tax Liability”

the amount of income tax, withholding tax and/or employee social security contributions (or any similar taxes in a jurisdiction other than the United Kingdom) which the Company or other member of the Group would be required to account for to HMRC (a) as a consequence of the Executive exercising the Option or acquiring Shares pursuant to such exercise and/or (b) on any gain realised or deemed to have been realised by the Executive in respect of the Option or the Option Shares, provided that employer’s national insurance contributions (or similar contributions in a jurisdiction other than the United Kingdom) shall not constitute Tax Liabilities and such amounts shall be payable by the Company or other member of the Group.

1.2	So far as not inconsistent with the context:-

1.2.1	Any reference herein to any enactment shall be construed as a reference to that enactment as for the time being amended or re-enacted.

1.2.2	All references to the masculine gender shall be deemed also to be references to the feminine gender and all references to the singular include the plural and vice versa.

1.2.3	All references to clauses or sub-clauses are unless the context otherwise requires to clauses or sub-clauses of this agreement.

1.2.4	The headings to clauses of this agreement are for convenience only and have no legal effect.

2	GRANT OF OPTION

2.1	The Company hereby grants to the Executive the right, upon the terms and subject to the conditions of this agreement, exercisable to the extent that the Option has vested in accordance with, and on the dates specified in, Schedule 1, to purchase the Option Shares for the Exercise Price.

2.2	The Option is granted on the Grant Date with an exercise price per Share of not less than 100% of the fair market value per Share on the Grant Date. The Option is not an incentive stock option within the meaning of Section 422 of the Code.

2.3	The Option may be exercised in whole or in part, and if exercised in part the Option shall remain exercisable in respect of the remaining Option Shares on the same terms hereof. Notwithstanding the foregoing, from and following a Listing the Option may not be exercised at any time when such exercise is prohibited by any Dealing Code.

2.4	The Option is personal to the Executive. It may not be transferred, assigned or charged or otherwise alienated and any purported transfer, assignment, charge or other alienation shall cause the Option to lapse forthwith. The Option may be surrendered at any time by the Executive.

2.5	The Option shall lapse automatically (in so far as it has not been exercised) on the earliest of:-

2.5.1	the tenth anniversary of the Grant Date;

2.5.2	the date on which it lapses under Clause 2.4;

2.5.3	unless the Company otherwise decides (it being able to impose such conditions as it sees fit in the event that it exercises its discretion in this regard), 40 calendar days after the Option has become exercisable in accordance with Clause 5 (but excluding Clause 5.2);

2.5.4	the Executive being adjudicated bankrupt by a court of law;

2.5.5	forthwith upon the Executive ceasing to be an Eligible Person other than in circumstances where the Executive is a Good Leaver;

2.5.6	the date falling 90 calendar days after the Executive ceases to be an Eligible Person in circumstances where the Executive is a Good Leaver (or such longer period as the Board, having obtained the consent of the Investor Director, may determine in its absolute discretion); and

2.5.7	unless the Board determines otherwise, on completion of any Exchange if the Executive has not entered into an agreement for the grant of a New Option in accordance with Clause 7.

3	MANNER OF EXERCISE OF OPTIONS

3.1	To the extent that the Option has become exercisable pursuant to this agreement, the Option may be exercised (in whole or in part) by the Executive, or as the case may be his personal representatives, giving prior notice in writing to the Company specifying the number of Shares in respect of which he wishes to exercise the Option accompanied by:

3.1.1	the payment of the total Exercise Price due in respect of the number of Shares specified in the exercise notice, save to the extent that the Executive has made other arrangements for the payment of the total Exercise Price (such as, after Listing, the Executive selling sufficient number of the Shares as generates proceeds to pay the Exercise Price and using those proceeds to satisfy the same) which are satisfactory to the Company or the Company permits the cashless exercise of the Option pursuant to Clause 3.5; and

3.1.2	if required by the Company, the amount due under Clause 4 in respect of any Tax Liability.

3.2	Where the Option has been properly exercised, the Shares in respect of which the Option has been exercised shall be issued or transferred pursuant to a notice of exercise within 30 calendar days of the Date of Exercise. Where any Dealing Code prohibits the issue or transfer of the relevant Shares during such 30 day period, such 30 day period shall be extended by the number of days (plus three further days) during which the prohibition applies.

3.3	Where the Option is exercised only in part the balance shall remain exercisable on the same terms as originally applied to the whole Option.

3.4	The Executive hereby agrees that if the Option is exercised prior to a Listing the Executive shall, as a condition of such exercise, enter into a subscription agreement in respect of the Option Shares (the “Subscription Agreement”) and a deed of adherence to a shareholders agreement, each in the form approved by the Board.

3.5

Notwithstanding any other provision of this agreement, if the Executive serves a valid exercise notice and, as a result, the Company is obliged to issue or transfer a number of Shares to the Executive in exchange for the payment of a corresponding Exercise Price then the Company shall, at its sole discretion and subject always to applicable law, be entitled to satisfy that obligation by issuing, transferring or procuring the transfer to the Executive (at no cost to the Executive or at a cost which reflects only the nominal value of the relevant Shares) such reduced number of Shares as will (in the opinion of the Board) deliver equivalent value to the Executive.

4	TAXATION MATTERS

4.1	In the event that a Tax Liability becomes due on the exercise of the Option, the Option may not be exercised unless:-

4.1.1	the Company or other member of the Group is able to deduct or, where possible, withhold, an amount equal to the whole of the Tax Liability from the Executive’s net pay for the next pay period; or

4.1.2	the Executive has paid to the Company or other member of the Group an amount equal to the Tax Liability; or

4.1.3	the sum of the amount that the Executive has paid to the Company or other member of the Group in respect of the Company’s or other member of the Group’s obligation to satisfy the Tax Liability and the total amount that the Company or other member of the Group is able to deduct from the Executive’s net pay for the next pay period is equal to or more than the Tax Liability; or

4.1.4	the Executive enters into such other arrangements for the satisfaction of the Tax Liability as are acceptable to the Company.

4.2	The Executive agrees that if requested to do so by the Board he shall immediately upon exercise of the Option enter into an irrevocable joint election with his employing company (or the company of which he is a director) pursuant to section 431 of ITEPA (or any similar provision of law applicable in a jurisdiction other than the United Kingdom, including section 83(b) of the Code) in a form specified by the Board that for the relevant tax purposes the market value of the Shares acquired is to be calculated as if the Shares were not restricted securities (as defined in section 423 of ITEPA (or any similar provision of law applicable in a jurisdiction other than the United Kingdom) and sections 425 to 430 of ITEPA (or any similar provision of law applicable in a jurisdiction other than the United Kingdom) are not to apply to such Shares.

4.3	The Executive hereby agrees to indemnify and hold the Company and each member of the Group harmless against any Tax Liability.

5	TAKEOVERS, LISTINGS, ASSET SALES AND LIQUIDATIONS

5.1	Sale or Asset Sale

5.1.1	In the event that a Sale or an Asset Sale takes place, the Option may be exercised within 40 calendar days of such Sale or Asset Sale (as applicable) occurring (but, unless the Board in its absolute discretion determines otherwise, only to the extent the Option has vested pursuant to Schedule 1).

5.1.2	In the event that the Board becomes aware that an offer has been made which, if completed, would lead to this Option becoming exercisable under Clause 5.1.1, it may at its absolute discretion resolve that this Option becomes exercisable under Clause 5.1.1 (but, unless the Board in its absolute discretion determines otherwise, only to the extent the Option has vested pursuant to Schedule 1) within such period as is determined by the Board and notified to the Executive (prior to any Sale or Asset Sale as mentioned in Clause 5.1.1) and, in the event that the Option is not exercised during this period, it shall lapse in full at the end of such period (notwithstanding any other provision of this agreement).

5.2	Listing

5.2.1	An Option may be exercised on or following a Listing in accordance with Clause 5.2.2 (but, unless the Board in its absolute discretion determines otherwise, only to the extent the Option has vested pursuant to Schedule 1).

5.2.2	As soon as the Board has become aware that firm negotiations have been entered into or firm proposals have been made for the Listing, the Board may notify the Executive that such negotiations or proposals have been entered into or made. Within one week of such notification, the Executive may exercise the Option (but, unless the Board in its absolute discretion determines otherwise, only to the extent the Option has vested pursuant to Schedule 1). The Board may specify in the notification that the exercise of the Option under this Clause 5.2.2 shall be conditional upon completion of the Listing (and for the purposes of this Clause 5.2, “completion” in relation to a Listing shall be the admission or granting of permission referred to in the definition of “Listing”) and in such a case, in the event that the Listing does not proceed, the notice of exercise shall be deemed never to have been served.

5.3	Exchange of Options

5.3.1	In the event that a Sale takes place, the Executive may at any time within six months of the Sale by agreement with the Acquiring Company release his rights under the Option (in this clause referred to as “the old rights”) in consideration for the grant to him of rights (in this clause referred to as “the new rights”) which are equivalent to the old rights but relate to shares in a different company.

5.3.2	The new rights referred to in Clause 5.3.1 above shall not be regarded for the purposes of this Clause 5 as equivalent to the old rights unless:

5.3.2.1	the new rights are granted to the Executive by reason of his employment with the Acquiring Company or any of its 51% subsidiaries;

5.3.2.2	the total Market Value of the Shares which are the subject of the Option immediately before the release of the Executive’s old rights is substantially equivalent to the total Market Value of the shares (which are the subject of the new rights) immediately after the grant of the new rights to the Executive; and

5.3.2.3	the total amount payable by the Executive for the acquisition of shares in pursuance of the new rights is substantially equivalent to the total amount that would be payable for the acquisition of Shares in pursuance of the old rights.

5.3.3	Where any new rights are granted pursuant to this Clause 5.3 this agreement shall in relation to the new rights be construed as if references to the Company and to the Shares were references to the Acquiring Company or as the case may be to the company in whose shares the new rights relate and to the shares of the Acquiring Company or of the other company in whose shares the new rights relate.

5.4	Liquidation

If the Company passes an extraordinary resolution for dissolution and consequential voluntary winding up of the Company, the Option may be exercised until the commencement of such winding up (but, unless the Board in its absolute discretion determines otherwise, only to the extent the Option has vested pursuant to Schedule 1) at the expiry of which period it shall lapse.

6	VARIATION OF SHARE CAPITAL

6.1	In the event of any capitalisation or rights issue or any consolidation, sub-division or reduction or other variation of the share capital by the Company, or if any of the shares in the Company are to be converted to shares of another class pursuant to the provisions of the Articles (including, but not limited to, a conversion of D1 Ordinary Shares into A Ordinary Shares and/or Deferred Shares (as defined in the Articles) immediately prior to a Listing), the limit on the number of Shares available under the Option, the number, class and nominal amount of Shares subject to the Option (the definition of “Shares” being adjusted accordingly) and the Exercise Price for each of those Shares may, at the discretion of the Company, be adjusted in such manner as the Board considers reasonable PROVIDED THAT:-

6.1.1	the aggregate amount payable on the exercise of an Option in full is not increased (subject to Clause 6.1.2); and

6.1.2	the Exercise Price for a Share is not reduced below its nominal value.

7	EXCHANGE OF SHARES FOR SHARES OF ANOTHER COMPANY

7.1	If the Company is or is to be the subject of a transaction whereby all or substantially all of the issued share capital of the Company is or is to be exchanged for issued share capital in another company or body corporate wherever incorporated, (the “New Company”) with the result that (in the reasonable opinion of the Board) the beneficial ownership of the issued share capital in the New Company is (or is to be) substantially the same as the beneficial ownership of the issued share capital in the Company immediately prior to such transaction (the “Exchange”), the Executive shall (if so requested by the Company) release his rights (including his right to acquire Shares) under this agreement (the “Old Option”) in consideration for the grant to him of equivalent rights granted by the New Company (including a right to acquire shares in the New Company) (the “New Option”). The determination of such equivalence shall be made in the sole discretion of the Board whose decision shall be final and binding.

7.2	The New Option shall be on terms and conditions that are (in the opinion of the Board) equivalent to the terms and conditions of this agreement save that where a provision in this agreement refers to the Company the corresponding provision in the agreement governing the New Option (the “New Option Agreement”) shall (unless the Board considers the context requires otherwise) instead refer to the New Company, provided that:

7.2.1	the number (and class) of shares in the New Company subject to the New Option may be different to the number (and class) of Shares subject to the Old Option, provided that (in the opinion of the Board) there shall be no material enlargement or dilution of the Executive’s interest; and

7.2.2	the exercise price payable per share of the New Company under the New Option may be different to the Exercise Price per Share under the Old Option, provided that (i) the exercise price per share of the New Company under the New Option shall be at least the nominal value of such share and (ii) the aggregate exercise price for all of the shares of the New Company subject to the New Option immediately after the Exchange shall be substantially equivalent to the aggregate Exercise Price of all of the Shares subject to the Old Option immediately prior to the Exchange.

7.3	The New Option Agreement may take account of any other matters (such as, without limitation, variations between the Articles and the constitutional documents governing the corporation or company in which the New Shares are issued and in the case of the corporation or company being incorporated in another jurisdiction, differences between the laws of Malta and the laws applicable to such company or corporations) that the Board considers necessary or desirable to give effect to the commercial intention of the arrangement envisaged by this agreement.

8	POWER OF ATTORNEY

8.1	The Executive:

8.1.1	hereby irrevocably appoints the Company as his attorney (“Attorney”) for all purposes referred to in this agreement or any New Option Agreement and irrevocably authorises the Attorney (on the Executive’s behalf) to execute any and all document(s) and to do any and all acts and things as the Attorney in its absolute discretion considers necessary or desirable in order to give full effect to the terms of this agreement, the New Option Agreement, the terms of the Articles (or the articles of association of the New Company) or the release of the Old Option and grant of the New Option in connection with the Exchange. Every attorney that may be appointed by virtue of this clause shall be considered to act singly as the true and lawful attorney of the Executive with full power of substitution as specified herein;

8.1.2	agrees that the Attorney may in his name or otherwise on the Executive’s behalf:

8.1.2.1	execute any New Option Agreement on the Executive’s behalf; and/or

8.1.2.2	approve any alteration to this agreement or the New Option Agreement pursuant to Clause 6 (or equivalent provisions of the New Option Agreement).

8.2	The Executive hereby authorises the Attorney to:

8.2.1	delegate one or more of the powers conferred on the Attorney by this power of attorney (other than the power to delegate or appoint a substitute attorney) to an officer or officers appointed for that purpose by the board of directors of the Attorney, by resolution or otherwise, and vary or revoke such delegation at any time; and

8.2.2	appoint one or more persons to act as substitute attorney for the Executive and to exercise one or more of the powers conferred on the Attorney by this power of attorney and revoke any such appointment, provided that neither of the above appointments shall constitute the appointment of a new attorney (for the same business of the mandate created by virtue of Clause 8.1 or otherwise) or the revocation of the said mandate given to the Attorney.

8.3	The Executive undertakes:

8.3.1	to ratify and confirm whatever any Attorney does or purports to do in good faith in exercising the powers conferred by this power of attorney and hereby ratifies and confirms and agrees to ratify and confirm any act whatsoever the Attorney shall lawfully do or cause to be done and all documents executed by the Attorney in the exercise or proposed exercise of all or any of his powers; and

8.3.2	to indemnify and hold each Attorney harmless against all claims, losses, costs, expenses, damages or liability incurred by it as a result of acting in good faith (but not acting negligently or fraudulently) pursuant to this power of attorney (including any costs incurred in enforcing this indemnity).

8.4	The Executive declares that a person who deals with the Attorney in good faith may accept a written statement signed by the Attorney to the effect that this power of attorney has not been revoked as conclusive evidence of that fact. The Attorney is expressly authorised to act under this Power of Attorney.

8.5	The Executive agrees that the Attorney shall not accept any responsibility and shall not be under any liability for any act or omission of the Attorney or any of its representatives (save in the case of the Attorney’s own fraud, gross negligence or wilful misconduct).

8.6	The Executive agrees that the power of attorney and other authorities on the terms conferred by or referred to in this agreement are given by way of security for the performance of the obligations of the Executive and are irrevocable, to the extent permitted by applicable law, in accordance with section 4 of the Powers of Attorney Act 1971 and, in terms of Maltese law in so far as it may be applicable, article 1887 of the Civil Code (Cap. 16 of the Laws of Malta). Such power of attorney shall be irrevocable except with written consent of the Attorney.

8.7	The Board shall notify the Executive as soon as reasonably practicable following an Exchange of the release of the Old Option and the grant of the New Option or of any pre-Listing restructuring, reconstruction or amalgamation involving the share capital of the Company or New Company. Notwithstanding such release the power of attorney granted under this Clause 8 shall remain valid, binding and in existence.

9	MARKET STANDOFF

9.1

The Executive agrees that in the event of a Listing, with respect to any Shares acquired by the Executive pursuant to the exercise of the Option, subject to any early release provisions that apply pro rata to shareholders of the Company according to their holdings of shares in the Company (determined on an as-converted basis immediately prior to Listing), the Executive will not, if requested by the managing underwriter(s) in the initial underwritten sale of shares of the Company to the public (“Listed Shares”) pursuant to a registration statement filed with, and declared effective by, the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “IPO”), for a period of up to one hundred eighty (180) calendar days following the effective date of the registration statement relating to such IPO, directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Listed Shares or securities convertible into Listed Shares, except for: (i) transfers of Shares permitted under Clause 9.2 so long as such transferee furnishes to the Company and the managing underwriter their written consent to be bound by this clause as a condition precedent to such transfer; and (ii) sales of any securities to be included in the registration statement for the IPO. For the avoidance of doubt, the provisions of this Clause 9.1 shall only apply to the IPO. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the Shares subject to this clause and to impose stop transfer instructions with respect to the Shares until the end of such period. The

Executive further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing restrictions on transfer. For the avoidance of doubt, the foregoing provisions of this clause shall not apply to any registration of securities of the Company (a) under an employee benefit plan or (b) in a merger, consolidation, business combination or similar transaction.

9.2	The following transfers will be exempt from Clause 9.1: (i) the transfer of any or all of the Shares during the Executive’s lifetime by gift or on the Executive’s death by will or intestacy to any member(s) of the Executive’s “Immediate Family” (as defined below) or (ii) to a trust for the benefit of the Executive and/or member(s) of the Executive’s Immediate Family, provided that each transferee or other recipient agrees in a writing satisfactory to the Company that the provisions of Clause 9.1 will continue to apply to the transferred Shares in the hands of such transferee or other recipient. The term “Immediate Family” means the Executive’s spouse, the lineal descendant or antecedent, father, mother, brother or sister, child, adopted child, grandchild or adopted grandchild of the Executive or the Executive’s spouse, or the spouse of any of the above or Spousal Equivalent. A person is deemed to be a “Spousal Equivalent” provided the following circumstances are true: (i) irrespective of whether or not the transferee and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (ii) they intend to remain so indefinitely, (iii) neither is married to anyone else, (iv) both are at least 18 years of age and mentally competent to consent to contract, (v) they are not related by blood to a degree of closeness that would prohibit legal marriage in the state in which they legally reside, (vi) they are jointly responsible for each other’s common welfare and financial obligations, and (vii) they have resided together in the same residence for the last twelve (12) months and intend to do so indefinitely.

10	MISCELLANEOUS

10.1	The terms of this agreement shall in all respects be administered by the Board, and in the event of any dispute or disagreement as to the interpretation of this agreement, or as to any question or right arising from or related to this agreement, the decision of the Board shall be final and binding upon all persons.

10.2	Subject to Clause 8, the Board may at any time and from time to time make any alterations to this agreement which it thinks fit provided that:

10.2.1	any alteration to this agreement which is necessary to comply with or to take account of any applicable legislation or statutory regulations or any change in them, or any requirements of any tax authority or to obtain or maintain favourable taxation, exchange and/or regulatory treatment for the Company, any Group member or the Executive, may be made without the consent of the Executive; and

10.2.2	(subject to Clause 10.2.1) no alteration which would materially and unfairly increase the liability of the Executive or materially and unfairly decrease the value of his subsisting rights under this agreement shall be made without the Executive’s prior written consent.

10.3	Subject to Clause 10.2 and Clause 8, no variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties to this agreement.

10.4	This Option is not intended to be an award made under the Company’s 2012 Share Incentive Plan (for United States Service Providers). This Option, however, is intended to qualify under an applicable federal and state securities law exemption.

10.5	This agreement shall be binding upon each party’s successors and assigns and personal representatives (as the case may be) but except as expressly provided herein none of the rights of the parties under this agreement may be assigned or transferred.

10.6	The Executive understands and acknowledges that if the Option is exercised prior to a Listing, the Executive shall, as a condition of the Option exercise, enter into the Subscription Agreement which will require the Executive, among other things, to make certain representations to the Company with respect to the Shares acquired upon the exercise of the Option. The Executive shall be required to:

10.6.1	confirm, warrant and undertake that he is acquiring the Shares on his own behalf for investment purposes and not for re-sale;

10.6.2	confirm, warrant and undertake that in deciding to purchase the Shares, he has made his own assessment of the risks and opportunities involved and has not relied upon any warranty, representation, or inducement from any person;

10.6.3	acknowledge that there may be adverse tax consequences upon the purchase and the disposition of the Shares, and the Executive has been advised by the Company to consult a tax adviser prior to such purchase or disposition. The Executive shall further acknowledge that the Executive is not relying on the Company or its counsel for tax advice regarding the Executive’s purchase or disposition of the Shares or the tax consequences to the Executive of the agreement;

10.6.4	agree and acknowledge that the Shares have not been registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory agency administering any state securities laws, and that, notwithstanding any other provision of this agreement to the contrary, the purchase of any Shares is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. The Executive shall agree to cooperate with the Company to ensure compliance with such laws;

10.6.5	agree that he may not transfer any of the Shares unless such Shares are registered under the Securities Act or qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. The Executive shall acknowledge that (a) only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Shares, (b) exemptions from registration and qualification may not be available or may not permit the Executive to transfer all or any of the Shares in the amounts or at the times proposed by the Executive and (c) that the Subscription Agreement imposes additional restrictions on the transfer of the Shares;

10.6.6	acknowledge that he has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that the Executive reasonably considers important to making the decision to purchase the Shares, and the Executive has had ample opportunity to ask questions of the Company’s representatives concerning such matters and the investment;

10.6.7	acknowledge that he is fully aware of: (a) the highly speculative nature of the investment in the Shares; (b) the financial hazards involved; (c) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that the Executive may not be able to sell or dispose of the Shares or use them as collateral for loans); (d) the qualifications and backgrounds of the management of the Company; and (e) the tax consequences of investment in, and disposition of, the Shares;

10.6.8	acknowledge that at no time was he presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares; and

10.6.9	acknowledge and agree that he has been advised that SEC Rule 144 promulgated under the Securities Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the Shares and, in any event, requires that the Shares be held for a minimum of six (6) months, and in certain cases one (1) year, after they have been purchased and paid for (within the meaning of Rule 144), subject to the lengthier market standoff agreement contained in Clause 9.1 or any other agreement entered into by the Executive. The Executive shall acknowledge that he understands that Rule 144 may indefinitely restrict the transfer of the Shares so long as the Executive remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.

10.7	Notwithstanding any other provision of this agreement:

10.7.1	this agreement shall not form part of any contract of employment or office between the Company or any other member of the Group and the Executive and the rights and obligations of the Executive under the terms of his office or employment with the Company or any other member of the Group shall not be affected by this agreement and this agreement shall afford the Executive no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever;

10.7.2	this agreement shall not confer on the Executive any legal or equitable rights (other than those constituting the Option) against the Company or any other member of the Group directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any other member of the Group; and

10.7.3	the Executive shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise the Option in consequence of the loss or termination of his office or employment with the Company or any other member of the Group for any reason whatsoever.

10.8	Any notice or other communication under or in connection with this agreement may be given:

10.8.1

by personal delivery or by sending the same by post, to the Executive at his last known address, or to the address of the place of business at which he performs the whole or substantially the whole of his duties of his office or employment, and to the Company at its registered office and where a notice or other communication is given by post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped; or

10.8.2	to the Executive by electronic communication to his usual business address or to such other address for the time being notified for that purpose to the person giving the notice.

10.9	This agreement constitutes the whole agreement between the parties hereto. The Executive agrees that in entering into this agreement he does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding other than as set out in this agreement. The only remedy available to the Executive in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this agreement. Nothing in this sub-clause shall operate to exclude liability for fraud.

10.10	The Executive shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. Neither the Company nor any other member of the Group shall be responsible for any failure by the Executive to obtain any such consent or for any tax or other liability to which the Executive may become subject as a result of his exercise of the Option.

10.11	After exercise of the Option and issuance or transfer of the Option Shares, the Executive shall become bound by the provisions of the Articles (a copy of which is appended to and forms part of this agreement) and in particular in relation to the provisions relating to the transfer of shares which are contained in the Articles.

10.12	The Executive consents that the Company shall collect and process his/her personal data for the purposes set out in this agreement and in terms of the Data Protection Act (Cap. 440 of the Laws of Malta) or similar laws in other applicable jurisdictions. The Executive further consents to the processing and release of the information contained herein by the Company (including, but without prejudice to the generality of the foregoing, such person’s name, address, age and salary details) to any other members of the Group or any third parties in connection with the administration of this Option or for the purpose of complying with any legal obligations. To the extent required by law, the Executive has the right to access data which the Company holds about him, and, where applicable, the right to ask for a rectification or erasure of such data.

10.13	This deed may be executed in any number of counterparts each of which shall constitute an original but all of which shall constitute one and the same instrument.

10.14	A person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement, save that any person which is obliged to account for any Tax Liability shall be entitled to enforce Clause 4 and that any holding company of the Company (from time to time) may enforce any of the provisions of this agreement (“holding company” having the meaning given in section 1159 Companies Act 2006 for this purpose (but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company)). This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act. The Company may assign any of its rights under this agreement.

10.15	This agreement (including the power of attorney granted hereunder) shall be interpreted and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement.

IN WITNESS whereof the parties have executed this agreement as a Deed on the date set out above.

EXECUTED AS A DEED by	)
MIDASPLAYER INTERNATIONAL	)
HOLDING COMPANY P.L.C.	)
acting by a director in the presence	)
of a witness:-)

Director

Witness’ Signature:

Witness’ Name:

Witness’ Address:	King, 10th Floor, Central St Giles

1 St Giles High Street, London WC2H 8AG

Witness’ Occupation:	Solicitor

EXECUTED AS A DEED by	)
[—]	)
in the presence of:-)

Witness’ Signature:

Witness’ Name:

Witness’ Address:	King, 10th Floor, Central St Giles

1 St Giles High Street, London WC2H 8AG

Witness’ Occupation:	Solicitor

Schedule 1

General Vesting

[For the purposes of this agreement:

1.	[one quarter] of the Option Shares shall vest [12] months after the Effective Date;

2.	a further [one twelfth] of the balance of the Option Shares shall vest [15] months after the Effective Date with an additional [one twelfth] vesting after each [3] month period thereafter (with the intent that 100% of the Option Shares will have vested [48] months after the Effective Date);

and the Option shall be exercisable at any time after the date it has first vested (to the extent vested).

Notwithstanding any of the above:

(a)	no Option Shares shall vest after the date on which the Executive ceases to be employed by (or a director of) the Company or any member of the Group unless the Board (having obtained the consent of the Investor Director) determines otherwise; and

(b)	no Option Shares shall vest after the date of a Sale (save to the extent the Board, having obtained the consent of the Investor Director, determines otherwise);

and the Option shall lapse immediately with respect to those Option Shares that shall not vest.]

Appendix: Articles of Association of the Company